Exhibit 99.1


                     JoS. A. Bank Clothiers Announces 19.3%
         Increase in June 2006 Sales; Comparable Store Sales Rise 8.5%


    HAMPSTEAD, Md.--(BUSINESS WIRE)--July 6, 2006--JoS. A. Bank Clothiers, Inc. (Nasdaq Global Select Market: "JOSB") announces that its total sales for the fiscal month ended July 1, 2006 (fiscal June
2006) increased 19.3% to $47.7 million versus $40.0 million in the comparable prior year period. Comparable store sales increased 8.5% when compared with fiscal June 2005, while combined catalog and Internet sales increased 20.1%.
    Total sales for the fiscal five months ended July 1, 2006 increased 17.8% to $198.0 million as compared with $168.1 million in the comparable prior year period. Comparable stores sales increased 6.0% in the fiscal five months ended July 1, 2006 when compared with the comparable prior year period, while combined catalog and Internet sales increased 19.5%.

    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 339 stores in 40 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq Global Select Market under the symbol "JOSB."

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, the successful implementation of the Company's growth strategy including the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, merchandise trends and changing consumer preferences, the effectiveness of the Company's marketing programs, the availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. Other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended January 28, 2006. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company does not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in the Company's assumptions, estimates and projections. These risks should be carefully reviewed before making any investment decision.


    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
             or
             Investor Relations Voicemail, 410-239-5900
             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com